Exhibit 99.1

ZIOPHARM Appoints Laurence J. N. Cooper, M.D., Ph.D.,

Chief Executive Officer

BOSTON, MA – May 7, 2015 – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP) today announced the appointment of Laurence J. N. Cooper, M.D., Ph.D., to the role of Chief Executive Officer, effective immediately. Dr. Cooper brings extensive experience in pioneering the development of adoptive cellular therapies in the field of oncology and translating immunology into clinical practice. He succeeds Jonathan Lewis, M.D., Ph.D., who will remain a member of the Company’s Board of Directors.

“The addition of Dr. Cooper further enhances the progress of ZIOPHARM in building a world-class suite of programs and technologies for advancing the leading, regulated immuno-oncology gene and adoptive CAR T, TCR and NK cell therapies,” said Sir Murray Brennan, M.D., Lead Director of ZIOPHARM. “We thank Jon Lewis for his lifelong commitment to science and clinical care and his contributions during his years of service as CEO of the Company. At this stage in ZIOPHARM’s evolution, Dr. Cooper’s appointment is a tremendous gain for the Company, given his expertise in immunotherapy and central role in the development and clinical translation of MD Anderson Cancer Center’s adoptive cell therapy programs.”

“By harnessing and enhancing the power of the immune system, adoptive cell therapy holds the promise of curing many cancers,” said Dr. Cooper. “Central to achieving this objective is our ability to solve the puzzle of linking together different proteins, receptors, cell types, gene switches and associated technologies to target a broad spectrum of malignancies. Together, I believe ZIOPHARM, Intrexon, MD Anderson and Merck Serono have the technologies, programs and know-how to lead this effort, and I look forward to driving our success in this new role.”

Dr. Cooper added: “ZIOPHARM has unique potential in the human application of immune cells. The synthetic biology of Intrexon is being combined with ZIOPHARM’s ability to deliver potent therapeutics. Together with our partners, we have a unique opportunity to bring new immune-based therapies into the war on cancer.”

Dr. Cooper joined The University of Texas MD Anderson Cancer Center in 2006, where his appointments include tenured professor, Pediatrics and Immunology; Section Chief, Cell Therapy, Children’s Cancer Hospital; and Associate Director, Center for Cancer Immunology Research. He obtained his M.D. and Ph.D. degrees at Case Western Reserve University in Cleveland and then training in Pediatric Oncology and Bone Marrow Transplantation at the Fred Hutchinson Cancer Research Center in Seattle. Dr. Cooper has received numerous awards and honors and in addition to numerous other professional appointments, he has authored more than 140 journal articles, book chapters, and abstracts.

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a Boston, Massachusetts-based biotechnology company employing novel gene expression, control and cell technologies to deliver safe, effective and scalable cell-based therapies for the treatment of cancer. The Company’s synthetic immuno-oncology programs, in collaboration with Intrexon Corporation (NYSE: XON) and the MD Anderson Cancer Center, include chimeric antigen receptor T cell (CAR-T) and other adoptive cell based approaches that use non-viral gene transfer methods for broad scalability. The Company is advancing programs in multiple stages of development together with Intrexon Corporation’s RheoSwitch Therapeutic System® technology, a switch to turn on and off, and precisely modulate, gene expression in order to improve therapeutic index. The Company’s pipeline includes a number of cell-based therapeutics in both clinical and preclinical testing which are focused on hematologic and solid tumor malignancies.

Forward-Looking Safe-Harbor Statement:

This press release contains certain forward-looking information about ZIOPHARM Oncology, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” and “believes.” These statements include, but are not limited to, statements regarding the progress, timing and results of preclinical and clinical trials involving the Company’s drug candidates, and the progress of the Company’s research and development programs. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to: whether chimeric antigen receptor T cell (CAR T) approaches, Ad-RTS-IL-12, TCR and NK cell-based therapies, or any of our other therapeutic candidates will advance further in the pre-clinical or clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether chimeric antigen receptor T cell (CAR T) approaches, Ad-RTS-IL-12, TCR and NK cell-based therapies, and our other therapeutic products will be successfully marketed if approved; the strength and enforceability of our intellectual property rights; competition from other pharmaceutical and biotechnology companies; and the other risk factors contained in our periodic and interim SEC reports filed from time to time with the Securities and Exchange Commission, including but not limited to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Trademarks

RheoSwitch Therapeutic System® (RTS®) technology is a registered trademark of Intrexon Corporation.

Contact:

David Pitts or Eliza Schleifstein

Argot Partners

212-600-1902

david@argotpartners.com

eliza@argotpartners.com

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